                           HARTFORD LIFE INSURANCE COMPANY

                        UNANIMOUS WRITTEN CONSENT OF DIRECTORS


The undersigned, being all of the Board of Directors of Hartford Life Insurance Company ("the Company"), hereby consent to the following resolutions in accordance with Section 33-749 of the Connecticut Business Corporation Act; such resolutions to have the same force and effect as if duly adopted at a meeting of the Board of Directors duly called and held for such purpose:


RE-DESIGNATION OF SEPARATE ACCOUNT:

     RESOLVED, that the establishment of that certain separate account (the "SEPARATE ACCOUNT THREE") by the Company in accordance with state insurance laws to issue variable annuity or variable life insurance contracts being segregated in such Separate Account Three is hereby ratified; and be it further

     RESOLVED, that the re-designation of such Separate Account Three to "Thomas McKinnon Separate Account" is hereby ratified; and be it further

     RESOLVED, that such Thomas McKinnon Separate Account (formerly designated as Separate Account Three) is to be re-designated as "Separate Account Seven"; and be it further

     RESOLVED, that on behalf of all of its separate accounts, including but not limited to, Separate Account Seven, the Officers of the Company, both jointly and singly, are hereby authorized to:

     (1) Designate or re-designate any separate account as such Officer or Officers deem(s) appropriate;
     (2) Comply with applicable state and federal laws and regulations applicable to the establishment, maintenance, and operation of any separate account;
     (3) Establish, from time to time, the terms and conditions pursuant to which interests in any separate account will be sold; and
     (4) Establish all procedures, standards and arrangements necessary or appropriate for the operation of any separate account.

     ; and be it further


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     RESOLVED, that the Company be, and hereby is, authorized to submit
     Applications for Orders of Exemption (the "Application") or any similar application, along with any amendments thereto, to the United States Securities and Exchange Commission (the "Commission") requesting exemption from certain provisions of the Investment Company Act of 1940, as amended; and be it further

     RESOLVED, that each of the Directors and Officers of the Company, acting jointly or singly, is hereby authorized, on behalf of the Company, to prepare, execute, deliver and file, in the name of and on behalf of this Company, any and all such agreements, applications, certificates and other documents and instruments including, but not limited to, the Application, and to do or cause to be done any and all such other acts and things, as such officers may deem necessary, advisable or appropriate to effectuate the foregoing resolutions; and be it further

     RESOLVED, that any and all actions heretofore taken by any Officer of the Company (and any person acting on behalf of or under the direction of such officer) in connection with any of the things, matters or objectives approved in any or all of the foregoing resolutions, and all transactions, agreements, documents or writings related thereto, are hereby authorized, approved, ratified and confirmed in all respects; and any and all actions hereafter taken or to be taken by any officer in furtherance of the objectives set forth in any of the preceding resolutions, and all transactions, agreements, documents or writing relating thereto, are hereby authorized, approved, ratified and confirmed in all respects; and be it further

     RESOLVED, that the undersigned Directors hereby waive any and all irregularity of notice in the time and place of meeting and consent to the transaction of all business represented by this Consent; and be it further

     RESOLVED, that this Consent may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one Consent.

Dated as of February 11, 1999.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned, being all the Directors of the Company, do hereby consent to the foregoing actions as of the date written above.


  /s/ Gregory A. Boyko                    /s/ Lynda Godkin
-----------------------------           -----------------------------
Gregory A. Boyko                        Lynda Godkin


  /s/ Lowndes A. Smith                    /s/ Thomas M. Marra
-----------------------------           -----------------------------
Lowndes A. Smith                        Thomas M. Marra



  /s/ Lizabeth H. Zlatkus                 /s/ David M. Znamierowski
-----------------------------           -----------------------------
Lizabeth H. Zlatkus                     David M. Znamierowski



  /s/ Raymond P. Welnicki
-----------------------------
Raymond P. Welnicki

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                           HARTFORD LIFE INSURANCE COMPANY

                         ANNUAL MEETING OF BOARD OF DIRECTORS

                                   DECEMBER 8, 1986

The annual meeting of the Board of Directors of Hartford Life Insurance Company was held on December 8, 1986 at 8:30 a.m. The following Directors were in attendance: Edward N. Bennett, Joel P. Brightman, Larry K. Lance, R. Scott Richardson and Donald R. Sondergeld. Mr. Richardson presided.

The minutes of the June 23, 1986 and July 11, 1986 Board of Directors meetings were approved.

The minutes of the September 24, 1986 Finance Committee meeting were denied.

SEPARATE ACCOUNT III

Mr. Brightman discussed the establishment of a new separate account to issue variable annuity contracts in connection with Thomas McKinnon, Inc's "wrapped annuity" product. Upon motion duly made and seconded, the following resolution was adopted:

RESOLVED, That Hartford Life Insurance Company is hereby authorized to established a new separate account to be designated "Separate Account Three" (the "Account") and to issue variable annuity contracts with reserves for such contracts being segregated in such Account.

FURTHER RESOLVED, that the officers of Hartford Life Insurance company are hereby authorized and directed to take all actions necessary to:

     (1) Comply with applicable state and federal laws and regulations applicable to the establishment and operation of the Account;

     (2) Establish, from time to time, the terms and conditions pursuant to which interests in the Account will be sold to contract owners;

     (3) Establish all procedures, standards and arrangements necessary or appropriate for the operation of the Account including, but not limited to, the establishment of the investment policies of the Account; and

     (4) Transfer funds to the Account, up to a maximum of $100,000 to provide for its efficient operation, all on such terms and for such periods as said officers deem to be necessary or appropriate.

DIVIDENDS

     Mr. Sondergeld recommended 1987 dividend scales for various policies. Upon motion duly made and seconded, the following resolution was adopted:

RESOLVED:      To ratify declaration of dividends on participating policies for the year 1987, calculated in accordance with the following contribution formula:

        (1) INTEREST FACTOR. Surplus interest on the reserve, being the difference between 4 3/4% and the interest rate on which the reserve is based, plus

        (2) MORTALITY FACTOR. Amount at risk (face amount less reserve) multiplied by the difference between tabular mortality and a table representative of company experience, plus

        (3) LOADING AND EXPENSE FACTOR. An amount varying with the plan of insurance, age at issue, and duration.

FURTHER RESOLVED:  That with respect to funds left with the Company as Dividend
        Accumulations and under Supplementary Contracts not involving Life Contingencies such funds be credited from the policy anniversary in 1987 to the policy anniversary in 1988 with the guaranteed annual interest rate or the following rate if higher:

     a) Dividends left on Deposit                           -    7%

     b) Supplementary Contracts Not Involving Life          -    6%

     c) Supplementary Contracts Not Involving Life          -    6%
        Contingencies that are part of contracts
        Involving life contingencies

     and that with respect to Pension Trust Auxiliary Funds and Group Annuity Experience Accounts--at interest rates determined in accordance with the Investment Year Allocation Plan on file with the State of New York but subject to reductions as determined by the Company for profit and risk charges, and taxes and other expenses incurred that are not charged directly to these accounts.

SEPARATE ACCOUNT IV

     Mr. Brightman indicated the need to establish a separate account with respect to the Tri Fund Real Estate product. Upon motion duly made and seconded, the following resolution was adopted:

     RESOLVED, That Hartford Life Insurance Company (the "Company") is hereby authorized to establish a new separate account to be designated "Separate Account Four" (the "Account") and to issue variable annuity contracts with reserves for such contracts being segregated in such Account.

     RESOLVED, that the President of the Company shall establish a Separate Account Committee (the "Committee") which shall be responsible for the overall management of the assets of the Account including, but not limited to:

     (1) The establishment of the investment policies, limitations and objectives of the Account;

     (2) The appointment and use of investment advisors and investment managers; and

     (3)  Such other acts as are ancillary to the management of the Account.

     The Committee shall consist of not less than five (5) persons who may, but need not be, employees of the Company and a secretary who may be, but need not be, a member of the Committee. Any three (3) members of the Committee may act so long as there are three (3) members.

     FURTHER RESOLVED, That the officers of Hartford Life Insurance Company are hereby authorized and directed to take all actions necessary to:

     (1) Comply with applicable state and federal laws and regulations applicable to the establishment and operation of the Account;

     (2) Establish, from time to time, the terms and conditions pursuant to which interests in the Account will be sold to contract owners;

     (3) Establish all procedures, standards and arrangements necessary or appropriate for the operation of the Account; and

     (4) Transfer funds to the Account, up to a maximum of $100,000, to provide for its efficient operation, all on such terms and for such periods as said officers deem to be necessary or appropriate.

     There being no further business, the meeting was adjourned at 8:45 a.m.

A TRUE RECORD:                          ATTEST:


                                   /s/ John P. Ginnetti
                                 ---------------------------
                                 Secretary